Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	chubb.com @ChubbNA

News Release

Chubb Announces John Lupica to Retire

Zurich, November 4, 2025 – Chubb Limited (NYSE: CB) today announced that John Lupica, Vice Chairman, Chubb Group and Executive Chairman, North America Insurance, will retire effective December 31, 2025, following 25 years of exceptional service.

Mr. Lupica has been a distinguished and widely respected leader in the property and casualty industry for more than three decades. During his tenure at Chubb, Mr. Lupica held important leadership roles, contributing directly to the company’s growth and outstanding results.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited and Chubb Group said, “John has been a long-time trusted partner in our journey to build Chubb into the company it is today. His contributions have been simply enormous. We are all so grateful for the leadership, underwriting and management skill he brought to bear over so many years. Additionally, John’s impact on our culture and the values we hold dear will endure for years to come. His work ethic, sense of loyalty and passion for our mission have left a mark on so many colleagues. The Chubb organization, and I personally, wish him Godspeed and much happiness as he pursues the next chapter in his life.”

John Keogh, President and Chief Operating Officer, Chubb Group, has been appointed to the additional responsibility of Chairman, North America Insurance.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 43,000 people worldwide. Additional information can be found at: www.chubb.com.

Media Contact

Mediarelations@chubb.com

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